EXHIBIT 2.1

PURCHASE AGREEMENT

by and among
FYR SFR PURCHASER, LLC,
as “Purchaser,”
RHA 1 INC.,
RHA 2 INC.,
RHA 3 INC.,
as the “RHA Companies,”
HAVENBROOK PARTNERS, LLC
as “HB Partners,” AND
THE SELLERS NAMED ON ANNEX A HERETO
as “Sellers,”
Dated as of August 8, 2018

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ANNEXES
Annex A     Shareholders of Target Companies
Annex B    Intentionally Omitted
Annex C    Sample Net Working Capital Calculations
Annex D    Internal Restructurings
Annex E    Sold Home Amount
Annex F    Carryover Rehab Amount
Annex G    Intentionally Omitted
Annex H    Property Representations

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of August 8, 2018, by and among FYR SFR Purchaser, LLC, a Delaware limited liability company (“Purchaser”), RHA 1 Inc., a Delaware corporation (“RHA 1”), RHA 2 Inc., a Delaware corporation (“RHA 2”), RHA 3 Inc., a Delaware corporation (“RHA 3” and, together with RHA 1 and RHA 2, the “RHA Companies”), HavenBrook Partners, LLC, a Delaware limited liability company (“HB Partners”), Rental Home Associates LLC ( “RHA Seller”), and each of the unitholders of HB Partners identified on Annex A (each a “HB Seller” and collectively, “HB Sellers” and, together with RHA Seller, the “Sellers”). All capitalized terms used but not defined herein shall have the meanings specified in Article I.
RECITALS
WHEREAS, RHA Seller owns all of the Shares of the RHA Companies;
WHEREAS, HB Sellers own all of the Units of HB Partners;
WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, all of Sellers’ right, title and interest in and to the Equity Interests on the terms and conditions contained herein; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Certain Defined Terms. For purposes of this Agreement:
“Action” means any liquidation, claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority or any other arbitration, mediation or similar proceeding.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
“Assets” means the assets and properties of the Target Companies.
“Business” means the business operations of each of the RHA Target Companies and/or the HB Target Companies, as applicable, as of the date hereof.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Los Angeles, California.
“Carryover Rehab Amount” means the amount of rehabilitation or improvements (and not general repair or maintenance) capital expenditures paid for by the Target Companies with respect to the Owned Real Property between February 1, 2018 through the Closing Date as set forth on Annex F attached hereto.
“Cash and Cash Equivalents” means the aggregate cash and cash equivalents in the accounts of the Target Companies determined in accordance with GAAP.
“Casualty” means, with respect to any Real Property, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such Real Property.
“Casualty Proceeds” means any amounts actually received by the RHA Target Companies prior to the Closing for any Casualty to the extent the repairs for such Casualty have not been completed and paid for in full as of the Closing Date.
“Class A Units” means HB Partners’ Class A Units as defined in the HB Partners’ Operating Agreement.
“Class B Units” means HB Partners’ Class B Units as defined in the HB Partners’ Operating Agreement.
“Closing Net Working Capital” means the Net Working Capital for the HB Target Companies or RHA Target Companies, as applicable, as determined on the Determination Date.
“Closing Net Working Capital Overage” means the amount, if any, by which the Closing Net Working Capital is greater than the applicable Target Net Working Capital.
“Closing Net Working Capital Shortage” means the amount, if any, by which the Closing Net Working Capital is less than the applicable Target Net Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.01 per share, of each of the RHA Companies.
“Company Intellectual Property” means all Intellectual Property that is material to the operation of the Business.

“Company IP Agreements” means all (a) licenses of Intellectual Property to any of the HB Target Companies or the RHA Target Companies from any third party, and (b) licenses of Intellectual Property by any of the HB Target Companies or the RHA Target Companies to third parties.
“Company Transaction Expenses” means the fees, costs and expenses incurred by the Target Companies in connection with the negotiation, preparation and performance of, and compliance with the terms of, this Agreement and the consummation of the transactions contemplated hereby to the extent unpaid as of the Closing.
“Disclosure Schedule” means the Disclosure Schedule delivered with this Agreement and attached hereto. The information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
“Employee Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) incentive, profit-sharing, stock option, stock purchase, equity-based, employment, consulting, vacation or other leave, change of control, transaction, retention, severance, deferred compensation, medical, dental, vision, retiree medical, disability, flexible spending, cafeteria, retirement, fringe benefit or other compensation or benefit plan, policy, program or agreement, in each case established, sponsored or maintained by any Target Company or to which any Target Company contributes or is obligated to contribute, or to which any of the Target Companies has any Liability with respect to its current or former employees or directors.
“Environmental Law” means any Law in effect as of the date hereof, relating to pollution or protection of the environment.
“Equity Interests” means the Shares and the Units.
“ERISA Affiliate” of any entity means any trade or business that is, or at any relevant time was, together with such entity, treated as a “single employer” under Section 414(b), 414(c) or 414 (m) of the Code.
“Estimated Net Working Capital” means, as applicable, the Estimated HB Net Working Capital or the Estimated RHA Net Working Capital.
“Estimated Net Working Capital Overage” means the amount, if any, by which the Estimated Net Working Capital is greater than the applicable Target Net Working Capital.
“Estimated Net Working Capital Shortfall” means the amount, if any, by which the Estimated Net Working Capital is less than the applicable Target Net Working Capital.
“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“HB Partners’ Operating Agreement” means the Amended and Restated Operating Agreement of HavenBrook Partners, LLC, dated as of February 28, 2015, among HB Partners and certain members named therein.
“HB Target Companies” means HB Partners and its Subsidiaries as of the Closing.
“HOA” means a homeowner’s or condominium association, board, corporation or similar entity with authority to create a lien on a property as a result of the non-payment of HOA Fees that are payable with respect to such property.
“HOA Fees” means all homeowner’s and condominium owner’s association dues, fees, assessments and impositions with respect to a property, and any other charges levied or assessed or imposed against a property, or any part thereof, by an HOA.
“Income Tax” means a Tax based on net income, net profits, gross receipts, or similarly based, regardless of how such Tax is denominated by a Tax Authority, but shall not include sales, use, payroll, withholding, personal or real property Tax.
“Income Tax Return” means any Tax Return relating to Income Tax.
“Indebtedness” means, with respect to the Target Companies, the aggregate amount (including the current portions thereof) of all of the following, without duplication: (a) indebtedness of the Target Companies for money borrowed, (b) purchase money obligations of the Target Companies, (c) capitalized lease obligations of the Target Companies, (d) obligations of the Target Companies to pay deferred purchase price of assets, services or securities, (e) reimbursement obligations of the Target Companies for letters of credit or similar instruments that have been drawn, (f) accrued interest, prepayment penalties, premiums, late charges, penalties and collection fees relating to any of the foregoing (to the extent due and owing with respect to the transactions contemplated by this Agreement) and (g) indebtedness of the types described in clauses (a)-(f) of this definition guaranteed, directly or indirectly, in any manner by any Target Company or for which any Target Company may be liable, but excluding endorsements of checks and other instruments in the Ordinary Course of Business.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means (a) Sellers, pursuant to Section 9.02, and (b) Purchaser, pursuant to Section 9.03, as the case may be.

“Initial REIT Year” means (a) with respect to RHA 1, its taxable year ended December 31, 2013, (b) with respect to RHA 2, its taxable year ended December 31, 2013 and (c) with respect to RHA 3, its taxable year ended December 31, 2014.
“Intellectual Property” means all (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, and (d) registrations and applications for registration of the foregoing.
“Law” means any federal, state, local or similar statute, law, ordinance, regulation, rule, code, order, consent, decree, judgment, requirement or rule of law (including common law).
“Leased Real Property” means the real property leased to any of the Target Companies as lessee or tenant thereunder.
“Leases” means all leases (including all renewals and amendments thereto) of the Owned Real Property in effect as of August 1, 2018 as reflected on Section 4.13(a) of the Disclosure Schedule. The Leases may each be referred to individually herein as a “Lease”.
“Liability” means any and all claims, demands, liabilities, damages, obligations, fines, penalties, taxes, assessments, losses, deficiencies, interest, awards, judgments, sanctions, costs and expenses of any kind or nature, accrued or fixed, known or unknown, matured or unmatured, due or to become due, asserted or unasserted, including reasonable costs of investigation and defense and reasonable attorneys’ and consultants’ fees, expenses and disbursements.
“Liens” means all liens, mortgages, deed of trust, hypothecation, assessment, levy, imposition, assignment, warrant, easements, charges, restrictions, claims, security interests, pledges, options or other encumbrances of any nature.
“Loss” means any loss, damage, claim, cost and expense, interest, award, judgment or penalty (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred. For purposes of Article IX, Losses shall (a) be net of insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, and (b) not include any (i) special, consequential, incidental or punitive damages and (ii) lost profits or be calculated based upon any multiple of lost earnings or other similar methodology used to value the equity of the Target Companies based on the financial performance or results of operations of the Business. For the sole purpose of determining Losses (and not for determining breach or inaccuracy), the representations and warrants of Sellers shall be deemed not qualified by any reference to materiality or Material Adverse Effect.
“Material Adverse Effect” means (i) any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, has had, or reasonably would be expected to have, a material adverse effect on the Business, results of operations, properties, Assets, or condition (whether financial or otherwise) of the Target Companies, taken as a whole, that has occurred and is continuing; provided, however, that in no event shall any of the following constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) the announcement, execution, delivery or pendency of this Agreement or the consummation of the transactions contemplated hereby, (c) any change generally affecting the industry in which the any of the Target Companies operates or the general Business or economic conditions to the extent that such change does not have a disproportionate impact on the Target Companies, taken as a whole, (d) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Purchaser, (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and other force majeure event, (f) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel, (g) changes or adverse conditions in the financial, banking or securities markets, and, in each case, including any disruption thereof and any decline in the price of any security or any market index or (h) any failure of the Target Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
“Net Working Capital” as of any date or time means (a) the combined current Assets of the HB Target Companies or the RHA Target Companies, as applicable, as of such date or time, including Cash and Cash Equivalents (other than the Retention Bonus Amount), minus (b) the combined current Liabilities of the HB Target Companies or the RHA Target Companies, as applicable, as of such date or time; provided, that only the line items set forth on the Sample Calculation of Net Working Capital attached as Annex C shall be included in determining the current Assets and current Liabilities; provided, further, that the Company Transaction Expenses and the Casualty Proceeds shall only be included in the calculation of Net Working Capital to the extent any such amounts were not taken into account in determining the applicable Purchase Price at the Closing.
“Non-Disclosure Agreement” means that certain non-disclosure agreement between Front Yard Residential Corporation and/or its subsidiaries, Affiliates or divisions and HB Partners, RHA Seller and/or their subsidiaries, Affiliates or divisions dated as of May 8, 2017.
“Ordinary Course of Business” means any action taken by the applicable Target Company if such action is consistent with past practices of such Target Company and is taken in the ordinary course of operations of such Target Company.
“Organizational Documents” shall include the articles of incorporation, bylaws, shareholders’ agreement and any other organizational or similar documents.
“Permit” means any license, franchise, certificate, concession, registration or permit with any Governmental Authority required by applicable Law for the operation of the Business.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings (which contested amounts are listed on Section 4.16(d) of the Disclosure Schedule), (b) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not have a material adverse effect on the value, use, operation, leasing or marketability of any of the Real Property, (c) all covenants, conditions, restrictions, easements, rights-of-way, and similar matters of record which do not materially interfere with the ability to rent a Real Property for single-family use, (d) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not have a material adverse effect on the value, use, operation, leasing or marketability of any of the Real Property, (e) the Leases, (f) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations which are not yet due and payable and (g) any other immaterial, non-monetary Liens that do not interfere with the present use or marketability of the Owned Real Property.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Preferred Stock” means the preferred stock, par value $0.01 per share, of each of the RHA Companies.
“Real Property” means the Leased Real Property and the Owned Real Property.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Retention Bonus Amount” means the aggregate amount of the Retention Bonuses payable pursuant to Section 6.04 hereof.
“Retention Bonus Plan” means the HavenBrook Partners, LLC Amended & Restated Retention Bonus Plan, as amended.
“Retention Bonuses” means the Annual Bonuses and Retention Bonuses, each as defined in and payable under, the Retention Bonus Plan.
“RHA Target Companies” means the RHA Companies and their respective Subsidiaries as of the Closing.

“Shares” means all of the issued and outstanding Common Stock of the RHA Companies.
“Sold Home Amount” means 75% of the adjusted value of each of the real property assets set forth on Annex E attached hereto that were sold by the RHA Target Companies prior to the Closing Date or that were transferred as part of the Internal Restructurings.
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person (including, for clarity, one or more of the Subsidiaries of that corporation or other entity).
“Target Companies” means the HB Target Companies and the RHA Target Companies.
“Target HB Net Working Capital” means $0.
“Target Net Working Capital” means the Target HB Net Working Capital and/or Target RHA Net Working Capital, as applicable.
“Target RHA Net Working Capital” means $0.
“Target Subsidiaries” means the respective Subsidiaries of HB Partners and the RHA Companies as of Closing.
“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital gain, capital stock, franchise, profits, withholding, social security (or similar), workers compensation, unemployment, disability, real property, personal property, sales, use, escheat, unclaimed property, abandonment, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.
“Tax Returns” means any and all returns, reports and forms (including declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Tax Authority with respect to Taxes.
“to the Knowledge of Sellers” or similar terms used in this Agreement mean the actual knowledge, after reasonable investigation consistent with such individual’s position or authority, of Katherine Verner, Miles Adams, Pat Whelan, Jami Schulman and, with respect to any representation or warranty applicable to any Owned Real Property, Joe Didia.
“Units” means all of the issued and outstanding Class A Units and Class B Units of HB Partners.
Section 1.02    Definitions. The following terms have the meanings set forth in the Sections set forth below:

“Agreement”	Preamble
“Auditor”	Section 2.06(d)
“Base Premium”	Section 7.01(d)
“Cap”	Section 9.04(a)
“Claim Notice”	Section 9.05
“Closing”	Section 2.03
“Closing Date”	Section 2.03
“Closing HB Balance Sheet”	Section 2.06(b)(i)
“Closing HB Net Working Capital”	Section 2.06(b)(i)
“Closing RHA Balance Sheet”	Section 2.06(b)(ii)
“Closing RHA Net Working Capital”	Section 2.06(b)(ii)
“Continuing Employees”	Section 7.02(a)
“Covered Persons”	Section 7.01(a)
“Current Year Taxes”	Section 2.08
“Determination Date”	Section 2.06(d)
“ERISA”	Section 4.14(b)
“Estimated Closing Statements”	Section 2.06(a)(ii)
“Estimated HB Closing Statement”	Section 2.06(a)(i)
“Estimated HB Net Working Capital”	Section 2.06(a)(i)
“Estimated RHA Closing Statement”	Section 2.06(a)(ii)
“Estimated RHA Net Working Capital”	Section 2.06(a)(ii)
“Final Closing Statement”	Section 2.06(b)
“Financial Statements”	Section 4.06
“Fundamental Representations”	Section 9.01
“HB Partners”	Preamble
“HB Purchase Price”	Section 2.02(a)
“HB Sellers”	Preamble
“Indemnification Contracts”	Section 7.01(a)
“Indemnification Documents”	Section 7.01(a)
“Internal Restructurings”	Section 6.05
“IRS”	Section 4.14(a)
“Liability Threshold”	Section 9.04(a)
“Material Contracts”	Section 4.17(a)
“Notice of Disagreement”	Section 2.06(d)
“Owned Real Property”	Section 4.13

“Patriot Act”	Section 4.13
“Patriot Act Offense”	Section 4.20
“Payoff Indebtedness”	Section 2.04(c)
“Payoff Letter”	Section 2.04(c)
“Purchase Price”	Section 2.02
“Purchaser”	Preamble
“Purchaser Indemnified Party”	Section 9.02
“RHA 1”	Preamble
“RHA 2”	Preamble
“RHA 3”	Preamble
“RHA Companies”	Preamble
“RHA Purchase Price”	Section 2.02(b)
“RHA Seller”	Preamble
“Seller Indemnified Party”	Section 9.03
“Seller Released Party”	Section 6.01
“Seller Representative”	Section 10.17
“Sellers”	Preamble
“Third Party Claim”	Section 9.05
“Transfer Taxes and Expenses”	Section 10.01
“Year End Statements”	Section 4.06
Section 1.03    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents, titles and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” if not already so followed;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    all capitalized terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)    references to a Person are also to its successors and permitted assigns;
(h)    references to dollars or $ shall, unless otherwise stated herein, be to the legal currency of the United States; and
(i)    whenever the words “day” or “days” are used in this Agreement, they are deemed to refer to calendar days unless expressly stated to be Business Days.
ARTICLE II

PURCHASE AND SALE
Section 2.01    Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller hereby agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from each Seller, such Seller’s respective portion of the Equity Interests as set forth opposite such Seller’s name on Annex A hereto, which constitutes all of the Equity Interests owned by such Seller, for the consideration described in Section 2.02, below.
Section 2.02    Purchase Price. In consideration for the sale and delivery of the Equity Interests by Sellers, Purchaser shall pay an aggregate sum of four hundred eighty-five million dollars ($485,000,000) (as may be adjusted in accordance with the terms of this Agreement, the “Purchase Price”), which shall be paid in cash by wire transfer of immediately available funds to each Seller in accordance with the Estimated Closing Statements. At the Closing, the Purchase Price will be allocated as follows:
(a)    $13,600,000 of the Purchase Price shall be allocated to the Units (the “HB Purchase Price”), which amount shall be adjusted as follows: (a) increased or decreased (as applicable) by the Estimated Net Working Capital Overage for the HB Target Companies, if any, or the Estimated Net Working Capital Shortfall for the HB Target Companies, if any, (b) decreased by the Company Transaction Expenses of the HB Target Companies, if any, and (c) decreased by the amount set forth in a Payoff Letter, if any, with respect to Payoff Indebtedness of the HB Target Companies. After the Closing, the parties will determine the Closing Net Working Capital Overage, if any, or Closing Net Working Capital Shortage, if any, of the HB Target Companies, and make such payments as provided in Section 2.06.
(b)    $471,400,000 of the Purchase Price shall be allocated to the Shares (the “RHA Purchase Price”), which amount shall be adjusted as follows: (a) increased or decreased (as applicable) by the Estimated Net Working Capital Overage for the RHA Target Companies or the Estimated Net Working Capital Shortfall for the RHA Target Companies, (b) increased by the Carryover Rehab Amount, (c) decreased by the Casualty Proceeds, if any, (d) decreased by the Company Transaction Expenses of the RHA Target Companies, if any, (e) decreased by the Sold Home Amount, if any, and (f) decreased by the amount set forth in any Payoff Letter with respect to Payoff Indebtedness of the RHA Target Companies. After the Closing, the parties will determine the Closing Net Working Capital Overage, if any, or Closing Net Working Capital Shortage, if any, of the RHA Target Companies, and make such payments as provided in Section 2.06.

Section 2.03    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, 92626 on the date hereof (the “Closing Date”), or at such other place or in such other manner (including electronically) as Sellers and Purchaser may mutually agree upon.
Section 2.04    Closing Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:
(a)    share certificates representing the Shares (or affidavits of lost certificates), duly endorsed in blank for transfer, or (if uncertificated) irrevocable stock powers duly executed in blank, in either case by the holders of such Shares as set forth on Annex A;
(b)    an executed assignment and assumption agreement conveying the applicable Seller’s right, title and interest in the Units to Purchaser in the form agreed.
(c)    an executed payoff letter (the “Payoff Letter”) and executed guarantee and lien release documents, as applicable, providing for the satisfaction and discharge of all obligations in respect of the Indebtedness set forth in Section 2.04(c) of the Disclosure Schedule (the “Payoff Indebtedness”), effective upon the payment of such Payoff Indebtedness;
(d)    executed opinions of Latham & Watkins LLP, tax counsel to Sellers, regarding the status of each of the RHA Companies as a REIT;
(e)    resignations as director from each director of the Target Companies effective as of the Closing signed by each director;
(f)    a statement by each Seller, in the form set forth in Treasury Regulation Section 1.1445-2(b)(2) and under penalties of perjury, that such Seller is not a foreign person;
(g)    evidence of Cash and Cash Equivalents in an amount equal to the Retention Bonus Amount being held in the accounts of the HB Target Companies;
(h)    from each Seller, a properly executed IRS Form W-8 or Form W-9; and
(i)    to the extent in Sellers’ actual possession, keys to all locks to the Real Property and all books, records, data, rental history and property and tenant files associated with the Owned Real Property.
Section 2.05    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver:
(a)    to each Seller, the portion of the Purchase Price payable under Section 2.02 and allocated to such Seller in the Estimated Closing Statements, by wire transfer of immediately available funds to the accounts designated by each Seller in writing prior to the Closing; and

(b)    to each of the Persons entitled to payment of any Company Transaction Expenses, the portion of the Company Transaction Expenses used in the calculation of the Purchase Price and payable to such Person as set forth on the Estimated Closing Statements.
Section 2.06    Purchase Price Calculation.
(a)    Estimated Closing Statements.
(i)    Not later than three (3) Business Days prior to the Closing, the Seller Representative will cause to be delivered to Purchaser a written closing statement (the “Estimated HB Closing Statement”) setting forth (i) the good faith estimate of the Net Working Capital of the HB Target Companies as of the Closing (the “Estimated HB Net Working Capital”), including the resulting Estimated Net Working Capital Overage of the HB Target Companies, if any, or the Estimated Net Working Capital Shortfall of the HB Target Companies, if any, together with a reasonably detailed explanation of the calculation thereof, (ii) the Company Transaction Expenses of the HB Target Companies (including the amounts payable to each applicable Person) to be paid as of the Closing, (iii) the Payoff Indebtedness of the HB Target Companies, if any, (iv) the calculation of the HB Purchase Price based on the estimated amounts of the various inputs in accordance with Section 2.02(a) and (v) the portion of the HB Purchase Price to be paid to each HB Seller.
(ii)    Not later than three (3) Business Days prior to the Closing, the Seller Representative will cause to be delivered to Purchaser a written closing statement (the “Estimated RHA Closing Statement” and together with the Estimated HB Closing Statement, the “Estimated Closing Statements”) setting forth (i) the good faith estimate of the Net Working Capital of the RHA Target Companies as of the Closing (the “Estimated RHA Net Working Capital”), including the resulting Estimated Net Working Capital Overage of the RHA Target Companies, if any, or the Estimated Net Working Capital Shortfall of the RHA Target Companies, if any, together with a reasonably detailed explanation of the calculation thereof, (ii) the Company Transaction Expenses of the RHA Target Companies (including the amounts payable to each applicable Person) to be paid as of the Closing, (iii) the Sold Home Amount, if any, (iv) the Casualty Proceeds, if any, (v) the Carryover Rehab Amount, if any, (vi) the Payoff Indebtedness of the RHA Target Companies, if any, and (vii) the calculation of the RHA Purchase Price based on the estimated amounts of the various inputs in accordance with Section 2.02(b).
(iii)    A sample calculation of the Net Working Capital for the HB Target Companies and the RHA Target Companies based on the applicable balance sheet is set forth in Annex C. The Estimated Net Working Capital shall be determined in good faith and in accordance with GAAP on a basis consistent with the preparation of Annex C. The effective time of the Closing for purposes of calculating the Estimated Net Working Capital and the Closing Net Working Capital shall be 11:59 p.m. on the Closing Date. The calculation of the Closing Net Working Capital shall use the same methodology as the calculation of the Estimated Net Working Capital and the sample calculation of the Net Working Capital as set forth on Annex C.

(b)    Final Closing Statements. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereafter, Purchaser shall deliver to the Seller Representative for the benefit of Sellers a written statement for each of the HB Target Companies and the RHA Target Companies (each a “Final Closing Statement” and collectively, the “Final Closing Statements”) consisting of the following:
(i)    For the HB Target Companies, (A) the balance sheet of HB Partners as of the Closing (the “Closing HB Balance Sheet”), (B) a calculation of the Net Working Capital of the HB Target Companies as of the Closing, as derived from the Closing HB Balance Sheet and otherwise in accordance herewith (the “Closing HB Net Working Capital”), along with the resulting Closing Net Working Capital Overage of the HB Target Companies, if any, or Closing Net Working Capital Shortage of the HB Target Companies, if any, and (C) a calculation of the final HB Purchase Price in accordance with Section 2.06(a)(i).
(ii)    For the RHA Target Companies, (A) the balance sheet of the RHA Target Companies as of the Closing (the “Closing RHA Balance Sheet” and together with the Closing HB Balance Sheet, the “Closing Balance Sheets”), (B) a calculation of the Net Working Capital of the RHA Target Companies as of the Closing, as derived from the Closing RHA Balance Sheet and otherwise in accordance herewith (the “Closing RHA Net Working Capital”), along with the resulting Closing Net Working Capital Overage of the RHA Target Companies, if any, or Closing Net Working Capital Shortage of the RHA Target Companies, if any, and (C) a calculation of the final RHA Purchase Price in accordance with Section 2.06(a)(ii).
(c)    To the extent that the HB Purchase Price set forth in the applicable Final Closing Statement is less than or greater than the HB Purchase Price set forth in the Estimated HB Closing Statement, such difference shall be paid to either HB Sellers or Purchaser pursuant to Section 2.06(e). Similarly, to the extent that the RHA Purchase Price set forth in the applicable Final Closing Statement is less than or greater than the RHA Purchase Price set forth in the Estimated RHA Closing Statement, such difference shall be paid to either RHA Seller or Purchaser pursuant to Section 2.06(e). The Final Closing Statements shall be prepared consistent with the Estimated Closing Statements.
(d)    Disputes. Upon delivery of the Final Closing Statements, Purchaser will provide to the Seller Representative and its representatives access to the books and records of the Target Companies, to the extent reasonably related to the evaluation of the Closing Balance Sheets and the (i) calculation of the Closing Net Working Capital and Closing Net Working Capital Overage of the HB Target Companies and/or the RHA Target Companies, if any, or Closing Net Working Capital Shortage of the HB Target Companies and/or the RHA Target Companies, if any, and (ii) determination of the final HB Purchase Price and/or final RHA Purchase Price. If the Seller Representative disagrees with any amount set forth on the Final Closing Statements or any element of the Closing Balance Sheets relevant thereto, the Seller Representative shall notify Purchaser on behalf of Sellers of such disagreement in writing within thirty (30) days after its receipt of the Final Closing Statements, which notice shall set forth in reasonable detail the particulars of such disagreement (“Notice of Disagreement”). In the event that the Seller Representative does not provide a Notice of Disagreement within such thirty (30) day period, the Seller Representative and Sellers shall be deemed to have accepted the Final Closing Statements delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such Notice of Disagreement is timely provided within such thirty (30) day period by the Seller Representative, Purchaser and the Seller Representative shall negotiate in good faith for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the amounts set forth on the Final Closing Statements and identified in the Notice of Disagreement. If, at the end of such period, Purchaser and the Seller Representative are unable to resolve such disagreements, then an independent accounting firm of recognized national standing as may be mutually selected by Purchaser and the Seller Representative (provided such accounting firm shall have no existing relationship with any Seller or Affiliate thereof or Purchaser) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Auditor, based solely on written submissions provided by Purchaser and the Seller Representative to the Auditor within fifteen (15) days following the Auditor’s selection, whether the Closing Balance Sheet(s) was prepared in accordance with the standards set forth in Section 2.06(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the determinations of the final or estimated HB Purchase Price or RHA Purchase Price requires adjustment. The fees and expenses of the Auditor shall be paid one-half by Purchaser and one-half by the applicable Sellers. The determination of the Auditor shall be final, conclusive and binding on the parties hereto. The date on which the Final Closing Statements is finally determined in accordance with Section 2.06(c) or this Section 2.06(d) is referred as to the “Determination Date.”
(e)    Payment. Any amounts determined to be due and owing to Sellers from Purchaser or to Purchaser from Sellers, as applicable, pursuant to this Section 2.06 shall be paid, in accordance with the allocation percentages set forth on, Annex A by Sellers to Purchaser or by Purchaser to Sellers, as applicable, within five (5) Business Days after the applicable Determination Date.
Section 2.07    Withholding. Purchaser will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, including but not limited to the Purchase Price, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, that Purchaser shall notify the Seller Representative in writing promptly upon becoming aware of any such withholding requirement with respect to a Seller and shall reasonably cooperate with the Seller Representative to eliminate or reduce any such withholding requirement. In the event that any amount is so deducted and withheld, and timely remitted to the appropriate Tax Authorities, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS
Except as disclosed in the Disclosure Schedule, which shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this

Agreement, each Seller, severally and not jointly, hereby represents and warrants, with respect to such Seller only, to Purchaser as of the date of this Agreement (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), the following:
Section 3.01    Organization, Authority and Qualification of Seller. Each Seller has all necessary authority and legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, subject as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
Section 3.02    Ownership of Equity Interests. Each Seller is the sole owner, beneficially and of record, of the Equity Interests set forth opposite its name on Annex A, free and clear of all Liens.
Section 3.03    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 of the Disclosure Schedule have been obtained, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by each Seller do not and will not (a) violate, conflict with or result in the breach of such Seller’s Organizational Documents, (b) conflict with or violate any Law or Governmental Order applicable to such Seller, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which such Seller is a party, except in the case of clause (c), as would not materially and adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement. No petition has been filed by or against such Seller under the Federal Bankruptcy Code or any similar state or federal Law. No such Seller, nor any Person owning an interest in such Seller, is a Person with whom U.S. persons are restricted from doing business under regulation of OFAC, including those named on OFAC’s Specially Designated Nationals and Blocked Persons List, or any other economic sanctions laws and trade embargoes administered by the U.S. Department of State or the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).
Section 3.04    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.04 of the Disclosure Schedule or (b) where failure to obtain such consent, approval, authorization, or to make such filing or notification, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement.

Section 3.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or their Affiliates.
Section 3.06    Compliance with Laws; Litigation. There is no Action by or against such Seller pending or, to the knowledge of Sellers, threatened before any Governmental Authority that would have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE IV

REPRESENTATION AND WARRANTIES CONCERNING THE TARGET COMPANIES
Except as disclosed in the Disclosure Schedule, which shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, HB Sellers and RHA Seller, severally and not jointly, hereby represents and warrants to Purchaser as of the date of this Agreement (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), the following (provided that it is understood and agreed that HB Sellers only make representations and warranties with respect to the HB Target Companies and the business of the HB Target Companies and RHA Seller only makes representations and warranties with respect to the RHA Target Companies and the business of the RHA Target Companies):
Section 4.01    Capitalization.
(a)    Each of the RHA Companies is authorized to issue one thousand (1,000) shares of Common Stock, of which one hundred (100) are issued and outstanding, and one thousand (1,000) shares of Preferred Stock, of which one hundred twenty-five (125) are issued and outstanding. Two hundred thirty-seven thousand five hundred (237,500) Class A Units of HB Partners are authorized, issued and outstanding, and fifteen million, six hundred thirty-six thousand, five hundred eighty-nine (15,636,589) Class B Units of HB Partners are authorized, issued and outstanding as of the date of this Agreement. All of the issued and outstanding Shares and Units are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Laws. There are no accrued but unpaid dividends payable by any of the Target Companies on any Shares or Units.
(b)    None of the Target Companies sponsors or maintains any stock option plan or any other plan or agreement providing for any equity or equity-linked compensation to any Person. There are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings, plans or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating any of the Target Companies to issue or sell any shares, units or other interest in any of the Target Companies or to grant, extend or enter into any option with respect thereto.
(c)    No Equity Interests have been issued subject to a repurchase option on the part of any of the Target Companies, risk of forfeiture or other similar condition.

(d)    Except as provided in the Organizational Documents of each applicable Target Company, there are no preemptive rights or agreements, arrangements or understandings (written or oral) to issue preemptive rights with respect to the issuance or sale of the Equity Interests created by statute or any agreement or other arrangement (written or oral) to which any of the Target Companies is a party or to which such Target Company is bound and there are no agreements, arrangements or understandings (written or oral) to which such Target Company is a party pursuant to which such Target Company has the right to elect to satisfy any Liability by issuing Equity Interests, as applicable.
(e)    Except as provided in the Organizational Documents of each applicable Target Company, none of the Target Companies is a party or subject to any agreement, arrangement or understanding (written or oral), and there is no agreement, arrangement or understanding (written or oral) between or among any Persons which affects, restricts or relates to voting, giving of any written consent, or dividend right with respect to or the transferability of any the Equity Interests, including any voting trust agreement or proxy. No debt securities of any of the Target Companies are issued and outstanding.
Section 4.02    Organization, Authority and Qualification of the Target Companies. Each of the RHA Companies is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. HB Partners is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Each of the RHA Companies and HB Partners has all authority and legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the RHA Companies and HB Partners, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes legal, valid and binding obligations of each of the RHA Companies and HB Partners, enforceable against each of the RHA Companies and HB Partners in accordance with its terms, subject as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
Section 4.03    Subsidiaries. The Target Subsidiaries are set forth in Section 4.03 of the Disclosure Schedule. Each of the Target Subsidiaries has been duly formed or organized and is validly existing in good standing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. No Target Subsidiary is in violation of any of the provisions of its Organizational Documents. Each Target Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the ability to operate the applicable Business in the Ordinary Course of Business.

Section 4.04    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 of the Disclosure Schedule have been obtained, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by the Target Companies does not and will not (a) violate, conflict with or result in the breach of any of the Organizational Documents of the Target Companies, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to any of the Target Companies, or (c) except as set forth in Section 4.04 of the Disclosure Schedule, conflict with, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, or result in any material breach of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which any of the Target Companies is a party.
Section 4.05    Not An Investment Company. No Target Company is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 4.06    Financial Statements. Sellers have delivered to Purchaser (a) the audited consolidated financial statements of RHA Seller, as of December 31, 2017 and December 31, 2016, and the audited consolidated financial statements of the HB Target Companies as of December 31, 2017 and December 31, 2016, together with the auditor’s reports thereon (collectively, the “Year End Statements”) and (b) the unaudited consolidated financial statements of the RHA Target Companies as of and for the six (6) months ended June 30, 2018 and the unaudited consolidated financial statements of the HB Target Companies as of and for the six (6) months ended June 30, 2018 (collectively, the “Interim Financial Statements” and, together with the Year End Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Target Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied.
Section 4.07    Absence of Undisclosed Material Liabilities. There are no Liabilities of any of the Target Companies of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Financial Statements or the notes thereto, (b) set forth in Section 4.07 of the Disclosure Schedule, or (c) incurred since the since the date of the most recent balance sheet included in the Interim Financial Statements in the Ordinary Course of Business.
Section 4.08    Absence of Certain Changes or Events. Since January 1, 2018, except as contemplated by this Agreement or as set forth in Section 4.08 of the Disclosure Schedule, there has not been (i) any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) any change in accounting methods, principles or practices affecting any of the Target Companies, except as required or permitted by GAAP, and to the Knowledge of Sellers, the Business has been conducted in all material respects in the Ordinary Course of Business.
Section 4.09    Compliance with Laws. To the Knowledge of Sellers, since January 1, 2016, each of the Target Companies has conducted the Business (including the renting of the Owned Real Property) in compliance in all material respects with all Laws applicable to the Target Companies and the conduct of the Business (except for Laws addressed in Section 4.15, Section 4.16 and Section 4.18, which are addressed exclusively in such Sections of this Agreement).
Section 4.10    Litigation and Governmental Orders. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of Sellers, threatened against any of the Target Companies (including any Owned Real Property). To the Knowledge of Sellers, neither the Target Companies nor any of their respective Assets are subject to any Governmental Order relating specifically to the Target Companies or any of their Assets.
Section 4.11    Permits. To the Knowledge of Sellers, each of the Target Companies has all material Permits required for such Target Company to conduct the Business as currently conducted. As of the date of this Agreement, all of the material Permits held by or issued to the Target Companies are in full force and effect, and the Target Companies are in compliance in all material respects with each such Permit held by or issued to it, respectively.
Section 4.12    Intellectual Property. Except with respect to Intellectual Property licensed pursuant to the Company IP Agreements, Section 4.12 of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, all registered trademarks and trademark applications, all registered copyrights and copyright applications, and all registered Internet domain names and applications for registration of domain name included in the Company Intellectual Property; (ii) as applicable, the current owners, registrants and applicants of each of the foregoing, and the jurisdictions covered by each such registration, application or filing; and (iii) all licenses of Company Intellectual Property granted by any of the HB Target Companies or the RHA Target Companies to third parties. To the Knowledge of Sellers, no Person is engaging in any activity that infringes any Company Intellectual Property or rights to Intellectual Property granted to any of the HB Target Companies under Company IP Agreements. No claim has been asserted in writing to any of the HB Target Companies that the use of any Company Intellectual Property or rights to Intellectual Property granted to the HB Target Companies under Company IP Agreements infringes or misappropriates the patents, trademarks, copyrights or trade secrets of any third party. Except with respect to Intellectual Property licensed pursuant to the Company IP Agreements, the HB Target Companies have sole title to and ownership of the Company Intellectual Property free and clear of all Liens other than as otherwise disclosed on Section 4.12 of the Disclosure Schedule. No HB Target Company is in material violation of the terms of any Company IP Agreement.
Section 4.13    Real Property. Section 4.13(a) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property which is leased to any Target Company as of the date hereof. Sellers have delivered to Purchaser true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property, and, except as described in Section 4.13(a) of the Disclosure Schedule, there has not been any sublease or assignment entered into by any Target

Company in respect of the leases relating to the Leased Real Property. The Target Companies do not own any real property, except for the real property described in Section 4.13(b) of the Disclosure Schedule (the “Owned Real Property”). Except for the Leases, as of the date hereof there are no leases, subleases, licenses, or other agreements in effect giving any third party any right to use or occupy the Owned Real Property.
Section 4.14    Employee Benefit Matters.
(a)    Section 4.14 of the Disclosure Schedule lists all material Employee Benefit Plans. With respect to each Employee Benefit Plan, HB Partners has made available to Purchaser correct and complete copies, as applicable, of (i) each written plan document (including any amendments thereto) and written descriptions of all material terms of any such plan that is not in writing; (ii) the most recent summary plan description; (iii) any trust documents, insurance policies or other funding arrangements relating thereto; (iv) the most recent annual report with accompanying schedules and attachments, filed with the United States Internal Revenue Service (the “IRS”), and (v) the most recent opinion or determination letter from the IRS.
(b)    With respect to each Employee Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such Employee Benefit Plan has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS or has pending an application for such a determination from the IRS, and, to the Knowledge of Sellers, no event or circumstance exists that would reasonably be expected to adversely affect such qualification or exemption; (ii) such Employee Benefit Plan has been operated and administered in all material respects in compliance with its terms and all applicable Law (including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code); and (iii) there are no pending or, to the Knowledge of Sellers, threatened claims against, by or on behalf of any Employee Benefit Plan (other than routine claims for benefits).
(c)    To the Knowledge of Sellers, no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan.
(d)    No Employee Benefit Plan is, and none of Target Companies nor any of their respective ERISA Affiliates contributes to, has within the preceding six (6) years contributed to or has any obligation or Liability with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (ii) a pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). None of the Target Companies has any Liability with respect to any plan described in the preceding sentence that was sponsored by any of their respective ERISA Affiliates or to which any of their respective ERISA Affiliates contributed or had an obligation to contribute.
(e)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) (i) will give rise to any “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code), (ii) will accelerate the vesting, funding or time of payment of any compensation or other benefit due by the Target Companies to any employee, director or individual independent contractor of the Target Companies, or (iii) will increase the amount or value of any payment, compensation or benefit to any employee, director or individual independent contractor of the Target Companies. None of the Target Companies has an obligation to indemnify any Person for any excise tax liability under Section 4999 of the Code or any adverse tax consequences under Section 409A of the Code.
Section 4.15    Labor Matters.
(a)    Section 4.15(a) of the Disclosure Schedule includes (i) a list of the names of all employees of each Target Company as of the date hereof, and (ii) a description of the job title, base and incentive compensation, years of service, date of hire, site of employment, and leave status of each employee of each Target Company. All such employees are employed by HB Partners.
(b)    No collective bargaining agreement or similar agreement with any labor union is currently in effect with respect to any employee of the Target Companies, and none of the Target Companies is bound by or presently negotiating with respect to any collective bargaining agreement or similar agreement in respect of any employee of the Target Companies, and no such organizational effort has been made or threatened since January 1, 2016. To the Knowledge of Sellers, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Target Companies. None of the Target Companies has, with respect to any employees of the Target Companies, experienced any strike, slowdown, picketing or lockouts during the past three (3) years.
(c)    To the Knowledge of Sellers, each of the Target Companies is in compliance in all material respects with all applicable Laws that relate to employment and labor, including but not limited to equal employment opportunity, nondiscrimination, harassment, wages, hours, and benefits, and since January 1, 2016, there has been no Action pending or, to the Knowledge of Sellers, threatened by or related to any employees of the Target Companies with respect to the Target Companies’ compliance with Laws applicable to employment and labor.
(d)    Except as described in Section 7.02(a) below or with respect to an Employee Benefit Plan set forth on Section 4.14 of the Disclosure Schedule, (i) the employment of each employee of any Target Company is terminable at the will of the applicable Target Company without the requirement of advance notice, and (ii) upon termination of the employment of any such employee for any reason, no severance or other payments will become due.
(e)    Each Target Company has paid in full to any of its employees, consultants, or independent contractors, or adequately accrued in accordance with GAAP, for any wages, salaries, commissions, bonuses, or other direct compensation due to such employee, consultant or independent contractor for any service performed for it to the date hereof.
(f)    All of the employees that are used in the conduct of the Target Companies’ business are employed by a Target Company (and not by a Seller or any of its other Affiliates).
(g)    During the ninety (90) days prior to the date of this Agreement, none of the Target Companies has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Target Companies.
Section 4.16    Taxes. Except for the matters disclosed on Section 4.16 of the Disclosure Schedule.
(a)    All income Tax Returns and other material Tax Returns required to have been filed by or with respect to the Target Companies have been timely filed (taking into account any extension of time to file granted or obtained) with the appropriate Tax Authority, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes of the Target Companies (whether or not shown to be payable on such Tax Returns) have been timely paid to the appropriate Tax Authority. None of the Target Companies is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    (i) Each Target Company has withheld and timely paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Seller or third party, and (ii) all information returns (including Forms W-2 and 1099 and corresponding state and local forms) required with respect thereto have been properly completed and timely filed or delivered to the appropriate recipient (as applicable) in all material respects.
(c)    The unpaid Taxes of each Target Company for taxable periods (or portions thereof) through the date of their most recent balance sheets do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such Target Companies’ Interim Financial Statements. All unpaid Taxes of each Target Company for all taxable periods (or portions thereof) commencing after the date of the most recent balance sheets of each Target Company arose in the ordinary course of business.
(d)    No deficiency for Taxes with respect of any of the Target Companies has been asserted or assessed by a Tax Authority in writing that has not been satisfied by payment, settled or withdrawn, except for such deficiencies which are being contested in good faith by appropriate proceedings and which are set forth on Section 4.16(d) of the Disclosure Schedule. None of the Target Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. There has not been and there is not any proceeding, deficiency or adjustment threatened in writing against any Target Company in respect of any Tax.
(e)    No claim has been made by a Tax Authority in a jurisdiction where a Tax Return is not filed by or with respect to a Target Company that a Target Company is or may be subject to Tax by that jurisdiction or that a Tax Return is required to be filed by or with respect to a Target Company in such jurisdiction.
(f)    There are no Liens with respect to Taxes on any assets of any of the Target Companies (other than Permitted Liens).

(g)    None of the Target Companies is a party to, nor does any Target Company have any obligations under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (excluding customary Tax indemnification provisions in commercial contracts a primary purpose of which is not Taxes).
(h)    None of the Target Companies has ever been a member of an affiliated, consolidated, combined, unitary or similar group of companies or included in a combined, consolidated or unitary Tax Return (other than with respect to a group the common parent of which is a Target Company). None of the Target Companies has any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Tax Law), as a transferee or successor, pursuant to any contractual obligation or otherwise for any Taxes of any Person.
(i)    None of the Target Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting made or improper method of accounting used prior to the Closing, (ii) closing agreement pursuant to Section 7121 of the Code (or any predecessor provision thereof or any similar provision of federal, state, local or non-U.S. Tax Law) or any similar agreement entered into prior to the Closing that could have a continuing effect with respect to any Post-Closing Tax Period, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, or (v) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of federal, state, local or non-U.S. Tax Law).
(j)    None of the Target Companies has filed, nor does any Target Company have any present intent to file, any ruling requests with any Tax Authority, including any request to change any accounting method.
(k)    None of the Target Companies has engaged in or been a party to (i) a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) that was not properly disclosed to the IRS or (ii) a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of federal, state, local or non-U.S. Tax Law).
(l)    All related party transactions involving a Target Company have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of federal, state, local or non-U.S. Tax Law) and each Target Company, to the extent required by Law to do so, has maintained documentation in connection with such related party transactions in accordance with Section 482 of the Code (and any similar provision of federal, state, local or non-U.S. Tax Law).
(m)    Each RHA Company has, for all taxable years commencing with its Initial REIT Year through its taxable year ended December 31, 2017, been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the proposed method of operation of each RHA Company will enable such RHA Company to continue to meet the requirements for qualification and taxation as a REIT under the Code from January 1, 2018 through the Closing.
(n)    Since its Initial REIT Year, each RHA Company has not incurred, and has not taken any action, or omitted to take any action, that would cause the incurrence of, (i) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) or (ii) any other material liability for Taxes, in each case that have become due and that have not been previously paid, other than in the ordinary course of business. Since its formation, none of the Target Companies (other than a taxable REIT subsidiary or any subsidiary of a taxable REIT subsidiary) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since its formation, none of the Target Companies has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.
(o)    Each RHA Company does not have and will not have, as of the Closing Date, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).
(p)    HB Partners is and always has been treated for U.S. federal income Tax purposes as a partnership. Each HB Target Company (other than HB Partners) is and always has been treated for U.S. federal income tax purposes as a disregarded entity.
(q)    Section 4.16(q) of the Disclosure Schedule lists each entity in which a Target Company holds an equity interest and the classification of each such entity for U.S. federal income tax purposes.
(r)    None of the Target Companies are “conduit entities” for purposes of Section 201.02 of the Florida Statutes.
Section 4.17    Certain Contracts.
(a)    Section 4.17(a) of the Disclosure Schedule lists, each of the following contracts and agreements of the Target Companies, excluding any Employee Benefit Plans (such contracts and agreements being “Material Contracts”):
(i)    all collective bargaining agreements or any other contracts with any labor union or labor organization applicable to employees of the Target Companies;
(ii)    all contracts and agreements relating to Indebtedness for borrowed money in an amount in excess of $10,000;
(iii)    all contracts and agreements that limit or purport to limit the ability of the Target Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)    all contracts between any Target Company and any current or former employee of any Target Company that is not terminable by the applicable Target Company at will, without notice, and without the payment of severance or other penalty and all contracts relating to retention bonus, severance, termination or similar compensation (including any agreement providing for payment upon a change in control);
(v)    all contracts and agreements that resulted in total annual payments to third parties by the Target Companies in excess of $75,000 in 2017 or with total aggregate payments in excess of $150,000 during the period from January 1, 2017 through the date hereof;
(vi)    all Indemnification Contracts; and
(vii)    all leases for the Leased Real Property.
(b)    To the Knowledge of Sellers, (i) each Material Contract is valid and binding in all material respects on the applicable Target Company and the counterparties thereto, and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04 of the Disclosure Schedule are not obtained, each Material Contract shall continue in full force and effect without penalty or other adverse consequence, and (iii) the applicable Target Company has performed, in all material respects, all obligations required to be performed under each Material Contract. No Target Company, and to the Knowledge of Sellers, no other party is in material breach of, or default under, any Material Contract.
Section 4.18    Environmental Matters. To the Knowledge of Sellers, (i) since January 1, 2016, each of the Target Companies is in compliance in all material respects with all Environmental Laws applicable to the Business and (ii) each Owned Real Property is in compliance with all Environmental Laws in all material respects. There are no written claims or notices of violation pending or, to the Knowledge of Sellers, threatened against any of the Target Companies alleging violations of or Liability under any Environmental Law with respect to the Business or Assets of any Target Company.
Section 4.19    Insurance. Section 4.19 of the Disclosure Schedule sets forth a list of each material insurance policy currently maintained in favor of the Target Companies. The Target Companies have not received any written notice of cancellation of any insurance policy currently maintained in favor of the Target Companies. All premiums due and payable with respect to all insurance policies currently maintained in favor of the Target Companies have been paid, and to the Knowledge of the Sellers, all known claims from coverage under all insurance policies for losses and liabilities of the Target Companies have been timely submitted to the applicable insurer. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such policies.
Section 4.20    Embargoed Person. No Seller nor, to the Knowledge of Sellers, any Target Company or any of their respective officers or directors is a Person (or to the Knowledge of Sellers, controlled by a Person): (i) that is listed on the Specially Designated Nationals And Blocked Persons List published by the OFAC, or (ii) that a U.S. person is prohibited from having any transaction with under any economic sanctions laws and trade embargoes administered by the U.S. Department of State or the OFAC.
Section 4.21    Owned Real Property Additional Representations. As of the date of this agreement, RHA Seller represents and warrants to Purchaser the items listed on Annex H attached hereto with respect to each Owned Real Property.
Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Target Companies.
Section 4.23    Exclusive Representations and Warranties. Except for the representations and warranties contained in Article III and this Article IV (as modified by the Disclosure Schedule), none of the Sellers, Target Companies nor any other Person on their behalf makes any other express or implied representation or warranty with respect to the Target Companies, or the transactions contemplated by this Agreement, and Sellers and the Target Companies disclaim any other representations or warranties, express or implied, whether made by the Target Companies or any other Person.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Sellers the following:
Section 5.01    Organization and Authority of Purchaser. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite entity action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
Section 5.02    No Conflict. The execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate, conflict with or result in the breach of the Purchaser’s Organizational Documents, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, or (c) except as set forth in Section 5.02 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which Purchaser is a party.
Section 5.03    Litigation. No Action by or against Purchaser is pending or, to the best of Purchaser’s knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
Section 5.04    Qualification. Purchaser is legally, financially and otherwise qualified to acquire the Equity Interests and to own the Target Companies and to control and operate the Business, and there are no facts that would, under existing Laws, disqualify Purchaser as the transferee of the Equity Interests. Purchaser has sufficient net liquid assets on hand or available from committed sources to consummate the transactions contemplated by this Agreement, including, to pay the Purchase Price.
Section 5.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.
Section 5.06    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Purchaser, and any of its directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Purchaser has made its own investigation of the Target Companies and that none of the Target Companies nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, Article IV and in any documents delivered by or on behalf of Sellers or the Target Companies at Closing, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Assets of any of the Target Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Purchaser or its Affiliates pursuant to the Non-Disclosure Agreement) or management presentations that have been or shall hereafter be provided to Purchaser or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of any of the Target Companies, Sellers or any their respective Affiliates, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Purchaser understands and agrees that any inventory, equipment, Assets, properties and Business of the Target Companies are furnished “as is,” “where is” and subject to the representations and warranties contained in Article III, Article IV and in any documents delivered by or on behalf of Sellers or the Target Companies at Closing, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.07    Investigation. Purchaser is a sophisticated entity, knowledgeable about the industry in which the Target Companies operate, experienced in investments in such Businesses and able to bear the economic risk associated with the purchase of the Equity Interests. Purchaser has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement, as well as the knowledge of the Target Companies and their operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Purchaser has had full access to documents made available to Purchaser in the electronic data-room established by Sellers, for purposes of conducting Purchaser’s due diligence investigation of the Target Companies.
Section 5.08    REIT Status. The ownership of the RHA Companies by Purchaser would not cause any RHA Company to fail to satisfy the requirements under Section 856(a)(6) of the Code, and there is no fact or circumstance that could result in any RHA Company failing to qualify as and be taxed as a REIT through the end of its taxable year that includes the Closing, assuming that such RHA Company qualified as a REIT immediately prior to the Closing.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01    Release of Target Companies. As of the Closing, each Seller and its controlled Affiliates hereby irrevocably releases and forever discharges each Target Company and each of their respective officers, directors, current shareholders and current equity holders, (each, a “Seller Released Party”), for and from any and all Liabilities by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the Closing Date. From and after the date hereof, each Seller irrevocably agrees on behalf of itself and its controlled Affiliates, to not, directly or indirectly, assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any proceeding of any kind against any of the Seller Released Parties based upon or with respect to any matter released hereby, except (x) as expressly provided otherwise in this Agreement or in any Closing Document or (y) for fraud or a willful breach by Purchaser of this Agreement. For the avoidance of doubt, neither Purchaser nor its Affiliates are a Released Party (other than with respect to claims as equity holder of the Target Companies) hereunder.
Section 6.02    Further Action. The parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers (including, if needed, assignments or other instruments of transfer sufficient to transfer each Seller’s entire interest in the Equity Interests (of record and beneficially)), as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. To the extent Sellers receive any proceeds from any insurance policies maintained in favor of the Target Companies after the Closing, Sellers acknowledge and agree that such proceeds shall be paid over to Purchaser; provided, however, if the Liability for which such insurance proceeds relate was taken into account in determining the Final Purchase Price, such proceeds shall belong to Sellers up to the amount of such Liability.

Section 6.03    Payoff Letter. Prior to the Closing, Sellers shall have caused the agent for the Lenders or other counterparties with respect to any Payoff Indebtedness to prepare and deliver to Purchaser the Payoff Letter, which shall include (i) the aggregate amount of the obligations (including principal, interest, fees, expenses and other amounts payable under such Indebtedness) of any of the RHA Target Companies or HB Target Companies that will be outstanding as of the Closing with respect to such Indebtedness, and (ii) wire transfer instructions with respect to the repayment of such Payoff Indebtedness.
Section 6.04    Retention Bonuses. Sellers acknowledge that Purchaser requires that each of the employees party to the Retention Bonus Plan continue employment for 60 days after Closing, as contemplated by Sections 4.1(a)(ii) and 4.2(b)(ii) of the Retention Bonus Plan, and Sellers acknowledge that they have conveyed such requirement to each such employee. Provided that each such employee continues employment with Purchaser and its affiliates for 60 days after Closing, Purchaser agrees to pay the Retention Bonuses, as defined in and subject to the terms of the Retention Bonus Plan, in the amount specified in Section 6.04 of the Disclosure Schedule within 60 days following the Closing Date (and the Performance Conditions, as defined in the Retention Bonus Plan, applicable to such Retention Bonuses are deemed to have been attained in full as of the Closing). To the extent any of the amount of any such Retention Bonus is not paid to the applicable recipient in the amount specified in Section 6.04 of the Disclosure Schedule within 60 days following the Closing Date, Purchaser shall cause such amount to be remitted to HB Sellers in accordance with instructions from the Seller Representative.
Section 6.05    Internal Restructurings. Sellers have caused the applicable Target Company to distribute all of the ownership interests in the entities set forth on Annex D to RHA Seller and one or more of the HB Sellers, as applicable, such that such entities are not Target Companies for any purposes hereunder (the “Internal Restructurings”).
Section 6.06    Purchaser REIT Covenant. Except as caused by a breach of the Sellers’ representations and warranties set forth in Section 4.16(m), Purchaser shall not take or omit to take any action if such action or omission causes any RHA Company to fail to qualify for taxation as a REIT for its taxable year in which the Closing Date occurs. Furthermore, except as caused by a breach of the Seller’s representations and warranties set forth in Section 4.16(m), Purchaser shall not take or omit to take any action if such action or omission causes any RHA Company’s REIT status to terminate for any prior taxable year.
Section 6.07    Non-Solicitation. Sellers hereby agree that for a period of two (2) years from the Closing Date no Seller nor any Seller Affiliate will recruit or solicit to employ, recommend for employment, induce to leave employment or employ any Continuing Employee without first obtaining the prior written consent of Purchaser; provided that nothing contained herein shall prevent a Seller from employing any Person (a) who without any other form of solicitation, responds to advertisements or solicitations aimed at the general public or another form of bona fide recruitment process (including a search firm, employment agency or other similar entity, provided that such entity has not been specifically instructed by Seller or any Seller Affiliate to solicit Continuing Employees), (b) who initiates contact with Seller or any Seller Affiliate on this or her own initiative, or (c) who has ceased being an employee of any Target Company or has received termination notice from Purchaser or any Target Company.

Section 6.08    Audited Financials.
(a)    Beginning on the date hereof and continuing for a period of one (1) year following Closing, RHA Seller shall use commercially reasonable efforts to provide Purchaser with such information as Purchaser may reasonably request (including management representation letters required for any audit) in connection with (i) Purchaser’s efforts to prepare audited financial statements in compliance with Regulation S-X, and (ii) Purchaser’s preparation of pro forma financial information for purposes of its reports or other filings in accordance with the Securities Exchange Act of 1934, as amended; provided, however, such cooperation efforts shall not require RHA Seller to incur any costs and Purchaser shall reimburse RHA Seller to extent any costs are incurred in connection with RHA Seller’s cooperation hereunder.
(b)    Beginning on the date hereof and continuing for a period of forty-eight (48) months following Closing, in the event the Securities Exchange Commission has comments or questions on any of the audited financial statements prepared in compliance with Regulation S-X, RHA Seller shall use commercially reasonable efforts to assist and reasonably cooperate with Purchaser and Purchaser’s independent accountants to resolve any such issues and questions regarding such audited financial statements; provided, however, such cooperation efforts shall not require RHA Seller to incur any costs and Purchaser shall reimburse RHA Seller to extent any costs are incurred in connection with RHA Seller’s cooperation hereunder.
(c)    Beginning on the date hereof and continuing for a period of one (1) year following Closing, RHA Seller shall use commercially reasonable efforts to cooperate with Purchaser’s reasonable requests in connection with Purchaser’s compliance with applicable securities Laws with respect to the transactions hereunder, by allowing access to RHA Seller’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers regarding the RHA Target Companies to Purchaser or Purchaser’s independent accountants), and discussing with RHA Seller’s independent accountants appropriate consents to fulfill Purchaser’s reporting requirements, including financial statements and the notes thereto; provided, however, such cooperation efforts shall not require RHA Seller to incur any costs and Purchaser shall reimburse RHA Seller to extent any costs are incurred in connection with RHA Seller’s cooperation hereunder.
Section 6.09    Books and Records. Purchaser and Sellers hereby agree that as from the Closing Date for a period of forty-eight (48) months, the other Party and any of its Affiliates, their employees, advisors and other representatives shall be granted, upon their request, reasonable access during normal business hours to all books, records, documents and information related to pre-closing operation of the Business (including the right to receive hard copies and/or electronic copies thereof) and to the personnel and advisors of Purchaser, Sellers and the Target Companies (and the books and records of any former Subsidiaries of the Target Companies) and their respective business, to the extent necessary or appropriate for any legitimate reasons of the requesting Party, provided that (i) no access granted hereunder shall unreasonably interfere with the operations of the Business following the Closing, (ii) the information shall not be used for competitive purposes, (iii) any information received will be maintained by the receiving party in accordance with Law; (iv) neither party is required to provide material non-public information and (v) shall be at the sole cost and expense of the requesting Party.

ARTICLE VII

EMPLOYEE MATTERS
Section 7.01    Directors’ and Officers’ Insurance and Indemnification.
(a)    Purchaser shall, or shall cause the Target Companies to, honor and fulfill in all respects and to the fullest extent permissible (i) the director and officer indemnification obligations of the Target Companies under the Laws of the State of Delaware, (ii) the director and officer indemnification obligations under Organizational Documents of the Target Companies in effect on the date hereof and (iii) any indemnification or other similar agreements (the “Indemnification Contracts”) in effect on the date hereof between the Target Companies and any current or former directors or officers of the Target Companies (the “Covered Persons”) (collectively the items described in clauses (i) through (iii) are referred to herein as the “Indemnification Documents”), arising out of or relating to actions or omissions of any Covered Person in his capacity as an officer or director of the Target Companies occurring at or prior to the Closing, including in connection with the approval of this Agreement and the transactions contemplated hereby.
(b)    Purchaser shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 7.01(a) pursuant to the procedures set forth, and to the extent provided, in the applicable Indemnification Documents as in effect on the date hereof; provided, however, that, to the extent required by the applicable Indemnification Documents, any Person to whom expenses are advanced undertakes to repay such advanced expenses to Purchaser as soon as reasonably practicable if it is ultimately determined that such Person is not entitled to indemnification.
(c)    For a period of six (6) years after the Closing, the articles of incorporation and bylaws (or similar Organizational Documents) of the Target Companies shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Closing than are currently set forth in such documents unless a modification is required by law. The Indemnification Contracts with Covered Persons in existence on the date of this Agreement shall continue in full force and effect in accordance with their terms.
(d)    For a period of six (6) years after the Closing, Purchaser shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Target Companies (provided that Purchaser may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Closing; provided, however, that Purchaser shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Target Companies for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Purchaser shall maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for an annual premium equal to the Base Premium, provided, further, if Purchaser elects to do so, in lieu of the foregoing insurance, effective as of the Closing, Purchaser may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Closing with respect to wrongful acts and/or omissions committed or allegedly committed by the Covered Persons at or prior to the Closing (such coverage shall have an aggregate coverage limit over the term of such policy in an amount at least equal to the annual aggregate coverage limit under the Target Companies’ existing directors and officers liability policies, and in all other respects shall be comparable to such existing coverage).
(e)    In the event the Target Companies or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.01.
Section 7.02    Employee Matters.
(a)    Purchaser shall provide, or shall cause one of its Affiliates (including, following the Closing, the Target Companies) to provide, each employee of the Target Companies who continues in employment with Purchaser or any of its Affiliates after the Closing Date (collectively, the “Continuing Employees”), until the earlier of (i) such employee’s termination of employment consistent with the Target Companies’ and Purchaser’s and its Affiliates’ past practices and (ii) December 31, 2018, with (A) an annual base salary or hourly wage rate, as applicable, and bonus opportunity that is no less than the annual base salary or hourly wage rate, as applicable, and cash bonus opportunity (excluding the Retention Bonuses) provided to such Continuing Employee immediately prior to the Closing Date, and (B) employee and fringe benefits (including, without limitation, health, welfare, retirement and severance benefits) no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date.
(b)    Effective as of the Closing and thereafter, Purchaser and its Affiliates shall recognize, or shall cause the Target Companies to recognize, each Continuing Employee’s employment or service with the Target Companies (including any current or former Affiliate or any predecessor) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Target Companies, Purchaser or an Affiliate of Purchaser, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans to the extent that such employment or service is recognized under the applicable Employee Benefit Plan prior to the Closing and except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, with respect to any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) of Purchaser’s in which Continuing Employees are eligible to participate, Purchaser shall (or shall cause one of its Affiliates to): (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all such plans; (ii) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Target

Companies, Purchaser or an Affiliate of Purchaser to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Employee Benefit Plan in which such Continuing Employee participated immediately before the Closing; and (iii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Target Companies prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Target Companies, Purchaser or an Affiliate of Purchaser, as if such amounts had been paid in accordance with such plan.
(c)    Notwithstanding anything herein to the contrary, Purchaser and the Target Companies acknowledge and agree that all provisions contained in this Section 7.02 are included for the sole benefit of Purchaser and the Target Companies, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Benefit Plan, employment contract, or other employee benefit plan, agreement or arrangement, (ii) shall limit the right of Purchaser, the Target Companies or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan, employment contract or other employee benefit plan, agreement or other arrangement following the Closing Date, (iii) shall confer upon Sellers, or upon any other Person who is not a party to this Agreement (including any equityholder, any current or former director, officer, employee or independent contractor of the Target Companies, or any participant in any Employee Benefit Plan or other Employee Benefit Plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever; or (iv) change the at-will employment relationship between the Purchaser and any employee, including any Continuing Employees, or guarantee any term of employment to any employee.
ARTICLE VIII

TAX MATTERS
Section 8.01    Tax Returns.
(a)    Sellers shall prepare (or cause to be prepared) in a manner consistent with past practices and file (or cause to be filed) all Tax Returns of or with respect to each Target Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date. Prior to the filing of any such Tax Return for a Pre-Closing Tax Period, Sellers shall deliver (or cause to be delivered) a draft of each such Tax Return to Purchaser for Purchaser’s review and comment at least twenty (20) days prior to the date such Tax Return is to be filed. Purchaser shall prepare (or cause to be prepared) in a manner consistent with past practices and file (or cause to be filed) all Tax Returns of the Target Companies for all Straddle Periods; provided that the Sellers shall pay to Purchaser the amount of Taxes due with respect to such Tax Return to the extent attributable to the portion of such Straddle Period ending on the Closing Date (as determined in accordance with Section 8.06) at least three (3) days prior to the due date for filing such Tax Return except to the extent said Taxes were included in the determination of Net Working Capital and the Purchase Price. Prior to the filing of any such Tax Return for a Straddle Period, Purchaser shall deliver (or cause to be delivered) a draft of each such Tax Return to Sellers for Sellers’ review and comment at least twenty (20) days prior to the date such Tax Return is to be filed; provided, however, that Sellers’ written consent, not to be unreasonably withheld, shall be required prior to filing any Income Tax Return for a Straddle Period; provided further that Sellers’ consent shall be deemed to have been given, and their right to expressly consent in writing shall be waived, if they make no objections to the draft Tax Returns within fourteen (14) days of delivery of such draft Tax Returns.
(b)    Purchaser shall not (i) refile, amend (or cause to be amended) any Tax Return of the Target Companies for any Pre-Closing Tax Period, (ii) make (or cause to be made) any Tax election that has retroactive effect to any Pre-Closing Tax Period or an election under Section 338 of the Code (or similar provision under state or local law) with respect to the purchase of the Shares, (iii) take any action outside the Ordinary Course of Business after the Closing on the Closing Date that would result in any increased liability of Sellers for Taxes, (iv) waive or extend the statute of limitations relating to any Pre-Closing Tax Period or (v) make any voluntary disclosure, amnesty or similar filing in respect of Taxes relating to any Pre-Closing Tax Period, in each of clauses (i) through (v) without the prior written consent of Sellers.
Section 8.02    Cooperation on Tax Matters. Purchaser, the Target Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 8.03    Contest Provisions. If, subsequent to the Closing, Purchaser or any Target Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period, then within fifteen (15) days after receipt of such notice, Purchaser shall notify the Seller Representative of such notice. Purchaser shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that Purchaser shall keep the Seller Representative reasonably informed of the progress of such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining the Seller Representative’s prior written consent thereto, which shall not be unreasonably withheld; provided, further, that the Seller Representative shall have the right to control, at Sellers’ expense, the conduct and resolution of any Tax Contest that may be subject to indemnification under Section 9.02, provided that the Seller Representative (i) shall keep Purchaser reasonably informed of the progress of such Tax Contest and (ii) shall not effect any settlement or compromise of such Tax Contest without obtaining Purchaser’s prior written consent thereto, which shall not be unreasonably withheld, if such settlement or compromise could increase the liability for Taxes of Purchaser or any Target Company in a Post-Closing Tax Period. In the event of any conflict or overlap between the provisions of this Section 8.03 and Section 9.05, the provisions of this Section 8.03 shall control.

Section 8.04    Tax Treatment. For all U.S. federal and applicable state and local income Tax purposes, the parties hereto intend and agree that (i) pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase by Purchaser of the Units shall be treated as a sale by the HB Sellers of their respective Units and a purchase by Purchaser of the assets of HB Partners and (ii) the purchase by Purchaser of the Shares shall be treated as a sale by RHA Seller and purchase by Purchaser of the Shares. The parties agree to file all applicable Tax Returns consistent with the treatment described in this Section 8.04, and shall not voluntarily take any position inconsistent therewith unless compelled to do so by a Tax Authority or applicable Law.
Section 8.05    Tax Refunds. Sellers shall be entitled to the amount of any refund or credit of Taxes of the Target Companies with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Target Companies prior to the Closing or by an Indemnifying Party after the Closing) which refund or credit is actually recognized by Purchaser or its Subsidiaries (including the Target Companies) after the Closing, net of any cost to Purchaser and its Affiliates attributable to the obtaining and receipt of such refund or credit. Purchaser shall pay, or cause to be paid, to Sellers any amount to which Sellers are entitled pursuant to the prior sentence within two (2) Business Days of the receipt or recognition of the applicable refund or credit by Purchaser or its Subsidiaries. To the extent requested by Sellers, at Sellers’ sole cost and expense, Purchaser will reasonably cooperate with Sellers in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.
Section 8.06    Straddle Period Taxes. In the case of any Taxes attributable to a Straddle Period, any Taxes allocable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property (other than Taxes described in Section 10.01(a)), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period (or portion thereof) ending on or before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts, or imposed in connection with the sale or other transfer or assignment of property (other than Taxes described in Section 10.01(a)), be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.
ARTICLE IX

INDEMNIFICATION
Section 9.01    Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or any certificate given in connection herewith shall survive the Closing for a period of twelve (12) months; provided, however, that the representations made in Sections 3.01 (Organization, Authority and Qualification of Seller), 3.02 (Ownership of Equity Interests), 3.03 (No Conflict), 3.05 (Brokers), 4.01 (Capitalization), 4.02 (Organization, Authority and Qualification of the Target Companies), 4.04 (No Conflict), 4.16 (Tax), 4.20 (Brokers), 5.01 (Organization and Authority), and 5.05 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing for a period of forty-eight (48) months; provided, further, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved. Each of Purchaser and Sellers shall be entitled to bring a claim hereunder in respect of the covenants of the parties hereto contained in this Agreement to be performed in full prior to the Closing at any time until the twelve (12) month anniversary of the Closing Date, or solely with respect to the Fundamental Representations and items (iv) and (v) of Section 9.02 until the forty-eight (48) month anniversary of the Closing Date.
Section 9.02    Indemnification by Sellers. Subject to Section 9.04, from and after the Closing Date, each Seller, severally but not jointly (solely with respect to the representations, warranties, covenants or agreements made by such Seller or any of the Target Companies in accordance with the allocation percentage on Annex A), shall indemnify and hold harmless Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) for and against all Losses, arising out of or resulting from: (i) any breach of any representation or warranty made by such Seller in Article III, (ii) any breach of any representation or warranty with respect to any of the Target Companies contained Article IV; (iii) any breach of any covenant or agreement contained in this Agreement requiring performance by such Seller or any of the Target Companies, (iv) the Internal Restructurings (including the operations of the transferred entities) or (v) any Liability relating to any claim by any former partner of RHA Seller or HB Partners for actions arising prior to the Closing. With respect to any claims by any Purchaser Indemnified Party pursuant to item (i) of Section 9.02, such claims shall be paid by the applicable Seller making the applicable representation and warranty. Similarly, with respect to any claims by any Purchaser Indemnified Party pursuant to item (ii) of Section 9.02, such claims shall be paid by each Seller severally in proportion to such Seller’s allocation percentage set forth on Annex A; provided that to the extent that the claim is related to the HB Target Companies then only HB Sellers shall indemnify the Purchaser Indemnified Parties and to the extent that the claim is related to the RHA Target Companies then only RHA Seller shall indemnify the Purchaser Indemnified Parties. Notwithstanding anything to the contrary contained herein, in no event shall any Seller be obligated to make any payment pursuant to this Section 9.02 in excess of the portion of the Purchase Price received by such Seller.
Section 9.03    Indemnification by Purchaser. Subject to Section 9.04, from and after the Closing Date, Purchaser shall indemnify and hold harmless Sellers and their respective Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against any and all Losses, arising out of or resulting from: (a) any breach of any representation or warranty in Article V and (b) any breach of any covenant or agreement contained in this Agreement requiring performance by Purchaser (or by any of the Target Companies after the Closing).
Section 9.04    Limits on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02 unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party exceeds an amount equal to one million dollars ($1,000,000) (the “Liability Threshold”), provided that once the Liability Threshold is reached, Sellers shall be liable for all claims back to dollar zero; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party pursuant to Section 9.02 shall be an amount equal to thirty million dollars ($30,000,000) (the “Cap”) and (iii) an Indemnifying Party shall not be liable for any individual claim or series of related individual claims for indemnification pursuant to Section 9.02 unless the amount of indemnifiable Losses which may be recovered from the Indemnifying Party for each individual claim or series of related individual claims exceeds ten thousand dollars ($10,000) (the “Per Claim Minimum”), after which the Indemnifying Party shall be liable for all of such Losses back to dollar one; provided, however, to the extent that the representations and warranties contained in Article IV (including Annex H) relate to an Owned Real Property, if the claim or series of related individual claims relates to breach of such representations and warranties and results in making it impossible or against applicable Law for Purchaser or its Affiliates to rent such Owned Real Property to a third party, the Per Claim Minimum shall not apply with respect to such claim or series of related individual claims related to such breach; provided, further, that any Losses arising out of (i) a breach of the representations and warranties contained in Section 3.02 or (ii) any claim asserted pursuant to item (iv) or item (v) of Section 9.02 shall not be subject to the Liability Threshold, the Cap or the Per Claim Minimum.
(b)    Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Party shall not be entitled to indemnification pursuant to Section 9.02 for any Losses to the extent such Losses relate solely to Taxes attributable to a Post-Closing Tax Period.
(c)    Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Party shall not be entitled to indemnification pursuant to this Article IX for any Losses resulting from, or relating or attributable to, any Tax attribute of any of the Target Companies, including but not limited to any net operating loss carryover or credit carryover, any capital loss or Tax attribute which may be affected in any way by the acquisition of control under applicable Law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law.
(d)    During the survival period, if any of the representations and warranties set forth on Annex H are determined to have been breached by RHA Seller as of the Closing Date, RHA Seller may elect to take such actions, by delivery to Purchaser of written notification within ten (10) days of receipt of the applicable Claim Notice, at such RHA Seller’s sole cost and expense, as are necessary to render the applicable representation or warrant accurate within forty five (45) days of receipt of the applicable Claims Notice.
(e)    Each Indemnified Party shall use reasonable best efforts to mitigate any claim or Liability that an Indemnified Party asserts under this Article IX and shall make a good-faith effort to recover all Losses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of Losses hereunder. In the event that an Indemnified Party shall fail to use such efforts to mitigate or recover for any claim or Liability, then notwithstanding anything else to the contrary contained in this Agreement, neither Sellers nor Purchaser, as the case may be, shall be required to indemnify any Indemnified Party for any Loss that could reasonably be expected to have been avoided or reduced if the Indemnified Party had made such efforts.
Section 9.05    Notice of Loss; Third Party Claims. An Indemnified Party shall give the Indemnifying Party prompt notice of any matter which an Indemnified Party has determined has given or could reasonably give rise to a claim for indemnification under this Agreement describing in reasonable detail the facts and circumstances with respect to such claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (such notice a “Claim Notice”). With respect to a breach of any representation or warranty, the Claim Notice must be received on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date. If the matter is a claim brought by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not settle, pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim Liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.
Section 9.06    Exclusive Remedies. Purchaser and Sellers acknowledge and agree that, following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of the Target Companies, Purchaser and Sellers with respect to the subject matter of this Agreement and the transactions contemplated hereby (including, without limitation, any Losses from claims for breach of contract, warranty, tortuous conduct (including negligence) or otherwise and whether predicated on common law, statue, strict liability, or otherwise); provided that this provision shall not apply to claims of fraud nor shall it impede or interfere with the operation Section 2.06.
Section 9.07    Manner of Payment. Any indemnification payments to be made by Sellers pursuant to Section 9.02 or Purchaser pursuant to Section 9.03, as the case may be, shall be effected by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party within five (5) Business Days after the final determination thereof.
Section 9.08    Treatment of Indemnity Payments. Any indemnity payments made by an Indemnifying Party pursuant to this Article IX shall be treated as an adjustment to the Purchase

Price for federal, state and local income Tax purposes, except as otherwise required by applicable Law.
ARTICLE X

GENERAL PROVISIONS
Section 10.01    Transfer Taxes and Related Expenses; Other Expenses.
(a)    All (i) transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes, but not including Taxes on or measured by income) and (ii) title examination fees and municipal lien searches, premiums and costs in connection with the issuance of owner title insurance policies, any costs of recording deeds and any document processing fees, due diligence fees, title curative costs, settlement fees and escrow fees charged by the title company, in each case, incurred in connection with this Agreement and the transactions contemplated with respect to this Agreement and the related Purchaser financing, including the re-titling of the Owned Real Property in connection therewith (“Transfer Taxes and Expenses”) shall be borne one-half by the Purchaser and one-half by the Sellers; provided, however, that the amount of Transfer Taxes and Expenses required to be borne by Sellers pursuant to this Agreement shall not exceed $1,350,000. Purchaser shall provide Sellers with an estimate of the Transfer Taxes and Expenses prior to the Closing, and the Transfer Taxes and Expenses (including a credit to Purchaser for any amounts payable by Sellers pursuant to this Section 10.01) shall be included in the Estimated Closing Statements and Final Closing Statements contemplated under Section 2.06 of this Agreement. Purchaser shall provide Sellers with evidence reasonably satisfactory to Sellers that such Transfer Taxes and Expenses have been paid by or on behalf of Purchaser.
(b)    Except as otherwise specified in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.
Section 10.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by facsimile transmission or email, which a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 10.02, when transmitted and receipt is confirmed by telephone and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, claims, demands and other communications are delivered to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
(a)    if to the Target Companies, prior to the Closing:
Rental Home Associates
c/o Latham & Watkins LLP

650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Facsimile: 714.755.8290
Attention: Charles K. Ruck and David M. Wheeler
Email: charles.ruck@lw.com; david.wheeler@lw.com
with a copy to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Facsimile: 714.755.8290
Attention: Charles K. Ruck and David M. Wheeler
Email: charles.ruck@lw.com; david.wheeler@lw.com
(b)    if to Sellers:
Rental Home Associates
c/o Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Facsimile: 714.755.8290
Attention: Charles K. Ruck and David M. Wheeler
Email: charles.ruck@lw.com; david.wheeler@lw.com
with a copy to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Facsimile: 714.755.8290
Attention: Charles K. Ruck and David M. Wheeler
Email: charles.ruck@lw.com; david.wheeler@lw.com
(c)    if to Purchaser or, if after the Closing, to any of the Target Companies:
Front Yard Residential L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, VI 00820
Attn: Robin Lowe
E-Mail: Robin.Lowe@altisourceAMC.com
with a copy to:
Hunton Andrews Kurth LLP
Bank of America Plaza
Suite 3500

101 South Tryon Street
Charlotte, NC 28280
Attn: Robert J. Hahn
E-Mail: rhahn@huntonak.com
Section 10.03    Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, or mention any Affiliates of Sellers in any such press release, public announcement or communication, in each case, unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
Section 10.04    Severability. If any term or other provision of this Agreement is deemed by any court to be violative of Law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 10.05    Entire Agreement. This Agreement and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Target Companies, Sellers and Front Yard Residential Corporation with respect to the subject matter hereof and thereof.
Section 10.06    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, assigns, heirs, executors and administrators; provided, however, that no party to this Agreement may assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each of the other parties to this Agreement (which consent may be granted or withheld in such parties’ sole discretion). Notwithstanding anything to the contrary contained herein, following the Closing, Purchaser may assign this Agreement or any part thereof to an Affiliate or Affiliates following written notice to the Representative, provided that such assignment shall not serve to release Purchaser from any of its obligations hereunder.
Section 10.07    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto, or (b) by a waiver in accordance with Section 10.08.
Section 10.08    Waiver. The parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto, or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 10.09    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to Indemnified Parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 10.10    Neutral Construction. The parties agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by the Target Companies, Sellers and Purchaser, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
Section 10.11    Governing Law. This Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the transactions contemplated hereby, or the actions of Purchaser, Sellers or the Target Companies in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 10.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 10.13    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  In particular, the parties acknowledge that the Business, operations and reputations of each of the Target Companies would be irreparably harmed in the event of a breach and recognize and affirm that in the event any party breaches this Agreement money damages would be inadequate and the other parties would have no adequate remedy at law, so that the non-breaching parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the breaching party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
Section 10.14    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail in portable document format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 10.15    Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.
Section 10.16    Legal Representation; Waiver; Attorney-Client Privilege.
(a)    Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP may serve as counsel to Sellers and the Seller Representative on the one hand, and the Target Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) may serve as counsel to the Seller Representative, any Seller or any Target Company in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
(b)    Purchaser, on behalf of itself and its Affiliates and representatives (including the Target Companies after Closing), hereby (i) consents to Latham & Watkins LLP’s representation of the Seller Representative, any Seller, and the Target Companies (prior to the Closing) and/or any of their respective Affiliates in connection with any matters related to this Agreement, the transactions contemplated hereby, (ii) waives any claim it has or may have that Latham & Watkins LLP has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Target Companies prior to the Closing and (iii) agrees that, in the event that a dispute arises between Purchaser and/or the Target Companies (after the Closing) or any of their respective Affiliates, on the one hand, and the Seller Representative, any Seller, and the Target Companies and/or their respective Affiliates (prior to the Closing), on the other hand, Latham & Watkins LLP may represent the Seller Representative, any Seller, and the Target Companies (prior to the Closing) and any of their respective and/or their respective Affiliates in such dispute even though the interests of the Seller Representative, any Seller, and the Target Companies (prior to the Closing) and any of their respective and their respective Affiliates may be directly adverse to Purchaser or the Target Companies (after the Closing) or any of their respective Affiliates and notwithstanding that Latham & Watkins LLP may have represented the Target Companies in a matter substantially related to such dispute.

(c)    Purchaser further agrees that, as to all communications among Latham & Watkins LLP, the Target Companies, the Seller Representative, any Seller or any of their respective Affiliates and representatives prior to the Closing that relate in any way to this Agreement, the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence attaching as a result of Latham & Watkins LLP’s representation of the Target Companies, the Seller Representative, any Seller or any of their respective Affiliates and representatives related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect, and belong, to the extent such privilege exists, to the Seller Representative, such Seller, and any of their respective Affiliates (other than the Target Companies) as applicable, and may be controlled by the Seller Representative, Sellers and any of their respective Affiliates (other than the Target Companies and their Affiliates) as applicable, and will not, with respect to such privileged communications, pass to or be claimed by Purchaser, the Target Companies or any of their respective Affiliates. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between any of the Target Companies and Latham & Watkins LLP related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Seller Representative, (ii) the Target Companies hereby release all of their rights and interests to and in such communications and related materials and (iii) the Target Companies hereby release any right to assert or waive any privilege related to the communications referenced in this Section 10.16(c) and acknowledge and agree that all such rights shall reside with the Seller Representative. Purchaser acknowledges that any advice given to or communication with any Seller, the Seller Representative or any of their respective Affiliates (other than the Target Companies) shall not be subject to any joint privilege and shall be owned solely by such Seller, the Seller Representative and any Affiliate of each such party. Purchaser and the Target Companies each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Latham & Watkins LLP. To the extent that Purchaser, the Target Companies, or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Laws, not to waive or to attempt to waive the privilege without the express written approval of the Seller Representative, any Seller and any of their respective Affiliates, as applicable.
(d)    Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Target Companies, on the one hand, and a third party (other than the Seller Representative, any Seller and any of their respective Affiliates (other than the Target Companies)), on the other hand, or any Governmental Authority after the Closing, the Target Companies may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with Latham & Watkins LLP.
(e)    This Section 10.16 is for the benefit of the Seller Representative and Sellers and their respective Affiliates and such Persons are intended third-party beneficiaries of this Section 10.16. This Section 10.16 shall be irrevocable, and no term of this Section 10.16 may be amended, waived or modified without the prior written consent of the Seller Representative.

Section 10.17    Appointment of the Seller Representative.
(a)    RHA Seller is hereby appointed as the representative for Sellers (the “Seller Representative”) and shall be fully authorized to take any action (or to determine to take no action) with respect to all claims, and all other notices and communications relating to this Agreement and the transactions contemplated hereby and the Seller Representative is hereby irrevocably appointed and authorized to act as the exclusive agent, proxy and attorney-in-fact for Sellers for all purposes under this Agreement.
(b)    All decisions and actions by the Seller Representative will be binding upon each Seller, and no Seller will have the right to object, dissent, protest or otherwise contest the same. Purchaser will be able to rely conclusively on the written instructions of the Seller Representative as to such decisions and actions taken by the Seller Representative hereunder. The Seller Representative shall have no duties or obligations hereunder except those specifically set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.
(c)    In the event of the resignation or inability to serve of the Seller Representative for any reason, Sellers shall have full power and authority to appoint a replacement or successor representative for Sellers who shall, from and after the effective date of such appointment, be authorized and empowered to act as the Seller Representative for all purposes under this Agreement.
(d)    The Seller Representative will be entitled to be compensated for any and all actions, liabilities, losses, damages, fines, penalties, fees, costs, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ fees and expenses), whether or not involving a third party, arising as a result of its serving as the Seller Representative, including those incurred by the Seller Representative or any Affiliate of the Seller Representative or any employees, principals, fiduciaries, agents or representatives of the Seller Representative or such Affiliate in connection with the protection, defense, enforcement or other expense of any rights under this Agreement.
(e)    The Seller Representative will not be liable to Sellers for any action taken by the Seller Representative in good faith pursuant to this Agreement, and shall only be liable to Sellers for acts or omissions which constitute gross negligence or intentional misconduct of the Seller Representative. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity for any of the obligations of Sellers hereunder, and Sellers agree that they will not look to the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by Sellers. The Seller Representative shall be entitled to be reimbursed by Sellers for reasonable and documented expenses incurred in the performance of its duties hereunder (including, without limitation, the reasonable fees of counsel).
(f)    The Seller Representative shall have reasonable access to relevant information about the Target Companies and the reasonable assistance of the Target Companies’ and Purchaser’s employees for purposes of performing its duties and exercising its rights hereunder; provided that the Seller Representative shall treat confidentially and not disclose any nonpublic information from or about the Target Companies to anyone (except on a need-to-know basis to individuals who agree to treat such information confidentially).
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

THE RHA COMPANIES

RHA 1 INC.

By:	/s/ Harin de Silva
	Name:	Harin de Silva
	Title:	President

RHA 2 INC.

By:	/s/ Harin de Silva
	Name:	Harin de Silva
	Title:	President

RHA 3 INC.

By:	/s/ Harin de Silva
	Name:	Harin de Silva
	Title:	President

HB PARTNERS

HAVENBROOK PARTNERS, LLC

By:	/s/ Miles Adams
	Name:	Miles Adams
	Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

PURCHASER:

FYR SFR PURCHASER, LLC

By:	/s/ Ercan Gurhan
	Name:	Ercan Gurhan
	Title:	Authorized Representative

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SELLERS:

TOBI II LLC

By:	/s/ John J. Lee
	Name:	John J. Lee
	Title:	Authorized Person

SEMS, LLC

By:	/s/ Robert A. Lee
	Name:	Robert A. Lee
	Title:	Manager

RENTAL HOME ASSOCIATES LLC

By:	/s/ John J. Lee
	Name:	John J. Lee
	Title:	Authorized Person

[Signature Page to Purchase Agreement]

The undersigned hereby unconditionally guarantees the obligations of Sellers with respect to post-Closing claims by Purchaser against Sellers, including such claims pursuant to Section 2.06 and Article IX of this Agreement.

GUARANTOR:

PIMCO BRAVO FUND II, L.P.

By:	PIMCO GP XII, LLC, its general partner
By:	Pacific Investment Management Company LLC, its managing member

By:	/s/ John J. Lee
	Name:	John J. Lee
	Title:	Executive Vice President

[Signature Page to Purchase Agreement]

ANNEX H

PROPERTY REPRESENTATIONS
As of the date of this Agreement, RHA Seller represents and warrants to Purchaser with respect to each Owned Real Property as follows:
1.    Property/Title.
(a)    Each applicable Subsidiary of each Target Company (for purposes of this Annex H, a “Subsidiary,” and collectively, the “Subsidiaries”) has good and marketable fee simple legal and equitable title to the real property comprising the Owned Real Property that such Subsidiary owns, subject to Permitted Liens.
2.    Adverse Claims. Each Subsidiary’s ownership of the Owned Real Property is free and clear of any Liens other than Permitted Liens. There are no mechanics’, laborers’ or materialmen’s Liens recorded against any Owned Real Property or, to Sellers’ Knowledge, claims outstanding for work, labor or materials affecting any Owned Real Property.
3.    Title Insurance Owner’s Policy. Each Subsidiary possesses an owner’s title insurance policy insuring fee simple ownership of such Owned Real Property by the applicable Subsidiary.
4.    HOA Fees. To Seller’s Knowledge, there are no delinquent HOA Fees outstanding with respect to the Owned Real Property that could create a Lien on any of the Owned Real Property. As of the Closing Date, there are no pending or, to the Knowledge of Sellers, proposed, special or other assessments for homeowner’s association improvements affecting the Owned Real Property.
5.    Condemnation; Physical Condition. No part of any Owned Real Property has been condemned in whole or in part, and, to the Knowledge of Sellers, no such proceeding is pending or threatened for the partial or total condemnation or other taking of an Owned Real Property. Each Owned Real Property is in habitable condition and is free and clear of any material damage (including from fire, water, wind or other cause of loss) arising prior to the Closing Date, excluding, in all cases, (a) damage caused by any tenant or agent, guest or invitee of any tenant to the extent (i) covered by existing insurance, (ii) a security deposit could be applied with respect to such damage, and/or (iii) the availability of a remedy against such tenant or any other third party remedy, (b) ordinary wear and tear to any Owned Real Property that would reasonably be expected to be discovered in any property turnover at the expiration or earlier termination of any Eligible Lease, (c) other elective capital expenditures (as opposed to capital expenditures associated with repair or replacement of damaged property) associated with the operation of the Owned Real Property as single family rental properties made in the ordinary course, and (d) damage or defects which are cosmetic and non-structural in nature.
6.    Brokers. There is no commission or other compensation payable to any broker or finder in connection with the purchase of the Owned Real Property by Sellers that has not been paid.

A

7.    Leasing. As of August 1, 2018, the Owned Real Property (other than any vacant Owned Real Properties listed on Section 4.13(a) of the Disclosure Schedule) is leased by the applicable Subsidiary to an Eligible Tenant pursuant to an Eligible Lease and such Lease is in full force and effect and, to Seller’s Knowledge, is not in default in any material respect. No Person (other than a Subsidiary) has any possessory interest in the Owned Real Property or right to occupy the same except an Eligible Tenant under and pursuant to the provisions of the applicable Eligible Lease and any Person claiming rights through any such Eligible Tenant. The copy of such Eligible Lease for the Owned Real Property delivered to Purchaser is true and complete in all material respects and is the entire agreement relating thereto. No rent (including security deposits) has been paid more than thirty (30) days in advance of its due date. As of the Closing Date, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the applicable Subsidiary to the relevant tenant has already been provided to such tenant (including reductions in monthly rent during the term of the related Lease in other similar fashion). “Eligible Tenant” means a tenant who, as of the date such tenant signs the related lease, is a bona fide third party lessee of Owned Real Property who satisfies, and has been certified by the applicable Subsidiary prior to such date of determination as satisfying, each of the following criteria: (i) such tenant’s rent expense for the following 12 month period is not greater than 40% of such tenant’s gross income, annualized for a 12 month period; (ii) such tenant is not subject to an ongoing bankruptcy; and (iii) such Tenant otherwise conforms to the Sellers’ internal tenant leasing criteria. “Eligible Lease” means a written lease that satisfies each of the following characteristics: (i) the lease is based on the Sellers’ standard form of lease or other form of lease customary for the market in which the applicable Owned Real Property is located; (ii) the lease is entered into on an arms-length basis without payment support by any Subsidiary; (iii) the lease had, as of its commencement date, an initial lease term of at least six months; (iv) the lease does not include a purchase option or other non-customary provision that would be adverse to the Purchaser’s interest; (v) the lease is consistent with the Sellers’ internal leasing guidelines; and (vi) the lease is in compliance with all applicable Laws in all material respects.
8.    Cooperatives/Manufactured Homes. None of the Owned Real Properties consist of housing cooperatives or manufactured housing.
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B